Exhibit 99.1

              BASELINE OIL & GAS CORP. PROVIDES OPERATIONAL UPDATE

July 18, 2007 - Baseline Oil & Gas Corp. ("Baseline" or the "Company") (OTCBB:
BOGA) today provided an operational update on its New Albany Shale property, as well as its north Texas producing property acquired on April 12, 2007. Baseline operates and owns a 100% working interest in the north Texas Eliasville Field, located in Stephens County. The Company also holds a non-operated average working interest of approximately 18.7% in 171,000 gross acres in southern Indiana, where the Company is participating with its partners in the development of the burgeoning New Albany Shale resource play.

NEW ALBANY SHALE:

The Company's acreage is grouped into three separate Areas of Mutual Interest
(AMIs), where Baseline has varying working interests. Management anticipates the booking of proved reserves coupled with initial revenue from its New Albany Shale acreage by year-end 2007. As discussed below, Baseline has participated in the drilling of 7 wells during the first half of 2007.

KNOX COUNTY ACTIVITY - 4 WELLS DRILLED; 18.2% WI:

Management believes that Knox County represents Baseline's most highly prospective New Albany Shale acreage, as it is located between Noble Energy's production to the north (southern Sullivan County) and El Paso's production southeast of the Company's acreage (in Knox and Davies Counties). Thus far in 2007, Baseline has participated in the drilling of 4 wells in Knox County:
Holscher 1h, Bond 1h, Taylor 1h, and the Scott 1h. All 4 of these wells were drilled horizontally using a foam drilling fluid system, and all encountered numerous fractures based upon the formation water and natural gas encountered during drilling. These 4 wells are presently being tested using a completion unit and submersible pump to eliminate the original formation water. Thus far, management is very encouraged with results experienced to date. Baseline and its partners are planning the installation of a gathering and compression system, and expect to drill 3 additional horizontal wells in the same area during the third quarter.

GREENE COUNTY ACTIVITY - 3 WELLS DRILLED; 19.7% AND 6.9% WI:

In Greene County, Baseline has participated in the drilling of 3 wells, 1 of which, the Corbin 1h (19.7% WI), is currently drilling ahead. Another of the 3 wells was drilled in southern Greene County, and tested natural gas. That well, in which Baseline holds a 6.9% working interest, has been temporarily abandoned, waiting on pipeline infrastructure. In central Greene County, the third of these


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3 wells encountered mechanical problems and operations were suspended. With regard to the Corbin 1h, Baseline and its partners are utilizing the foam drilling fluid approach, which was successfully utilized in Knox County. After the drilling of the Corbin 1h, Baseline and its partners will further evaluate and high-grade the prospective areas of this large acreage position, and plan for the testing, completion and hookup of the wells in the central region of the county.

ELIASVILLE FIELD, NORTH TEXAS; 100% WI:

During the second quarter Stephens County and its environs experienced very heavy rains, numerous strong electrical storms, and flooding. Despite the adverse weather conditions resulting in periodic downtime, Baseline experienced no meaningful damage to its facilities, and has been able to maintain production rates in the Eliasville Field while initiating its development plans to expand the existing waterflood. Baseline has worked over and completed 4 wells, each producing 5-10 BO/D. This increase in production offset the aforementioned periodic weather related shut-ins. Production currently averages 650 BOE/D (gross), or 510 BOE/D net. The Company is completing an additional 3 workovers and the installation of flowlines to tie in new production. Since the closing of the acquisition of the Eliasville Field, Baseline has commenced a field study of existing wells. Coupled with the very favorable results (100% success rate) of the first seven workovers, management has identified 20 to 25 additional workovers to perform during 2007. As weather conditions return to normal, Baseline will accelerate its workover activity in the field, and prepare to begin infill drilling in the field by the end of the third quarter of 2007. This should have a significant positive impact on cash flow generated by this property during the remainder of 2007 and beyond.

HEDGING STRATEGY:

In connection with financing the acquisition of the Eliasville Field in April, the Company entered into a fixed price hedge for approximately 75% of its then current production, at $68.20 per barrel. This was to be a three year hedge with volumes starting at 11,000 barrels per month, declining to 9,500 barrels per month in year three. In July, Baseline altered its hedging policy as follows:

      * Crude Oil Collar: $68.20/$74.20 for August 2007 through March 2008 - 11,000 barrels per month.

      * Crude Oil Collar: $68.20/$74.20 for April 2008 through December 2008 - 10,000 barrels per month.

      * Fixed Price Swap at $68.20: January 2009 through June 2009 - 10,000 barrels per month.

      * Fixed Price Swap at $68.20: July 2009 through May 2010 - 9,500 barrels per month.


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In exchange for the near term switch from a fixed price swap to a collar,
Baseline provided a right to the hedge provider to purchase 7,000 barrels per month at $73.20 per barrel from June 2010 through December 2011.

Thomas Kaetzer, Chairman and Chief Executive Officer stated, ""We are extremely pleased with the initial results in our New Albany Shale project and look forward to the continued development of this important asset. We believe the future growth of this project, along with the development of our other core assets will have a significant positive impact on future revenues and production."

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Company Contact:

Thomas Kaetzer
Chief Executive Officer
(281) 591-6100

Investor Relations Contact:
Piedmont IR, LLC
Keith Fetter or Darren Bankston
Phone: 678-455-3696
Email: info@piedmontir.com


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